URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

News Release

URANIUM 308 CORP. ENTERS INTO LETTER OF INTENT
TO ACQUIRE 10% OF MONGOLIA METALS LIMITED (MML)

MML TO PROVIDE URANIUM 308 CORP. WITH A PARTICIPATION
INTEREST IN EXPLORATION AND DEVELOPMENT LICENSES TO
FOUR TIN CONCESSIONS IN MONGOLIA

CONCESSIONS LOCATED ADJACENT TO AND FORM PART OF
URANIUM 308 CORP.’S JANCHIVLAN PROPERTY

November 26, 2007

Beijing, China - Uranium 308 Corp. (OTCBB: URCO) (the “Company”) is pleased to announce that it has entered into a letter of intent with its two subsidiaries, Mongolia Energy Limited (“MEL”) and Tooroibandi Limited (“Tooroibandi”), and Mongolia Metals Limited (“MML”), a BVI corporation, and Hong Kong Mongolia Metals Limited (“HKMML”), a Mongolian corporation, whereby MEL will receive a 10% ownership interest of MML in exchange for the Company issuing 12,000,000 shares of its common stock to MML; and Tooroibandi will receive a 1% ownership interest of HKMML in exchange for Tooroibandi contributing vacant unexplored land holdings controlled by Tooroibandi to HKMML. MML holds the exploration and development licenses to four (4) tin concessions in Tuv Aimag Province in Mongolia, through its wholly-owned subsidiary HKMML. The parties to the letter of intent expect to enter into a formal agreement in the very near future.

The tin exploration and development licenses held by HKMML cover a part of the Janchivlan Property, which is currently being explored by the Company through Tooroibandi for uranium mineralization. Existing geological information and data from exploration conducted in 1982-1985 during the Soviet era, as well as from Uranium 308’s current exploration have suggested that tin mineralizations are extending into the Company’s current uranium exploration working area on the Janchivlan Property. Data from Soviet era exploration in this area has proven to be a reliable indicator of mineralization to date, with subsequent Uranium 308 Corp. exploration and testing confirming initial Soviet results.

“We believe that Uranium 308 Corp.’s decision to participate in the exploration and development of the tin concessions is strategically sound,” said Company President and Director Dennis Tan. “We expect that the 10% ownership interest would give current and future shareholders significant exposure to potential additional return on investment. The exploration for, and development of the potential tin mineralizations would further ensure that Uranium 308 Corp. has made every effort to realize the full value of the Janchivlan property for shareholders.”

On behalf of the Board of Directors,

Uranium 308 Corp.

Dennis Tan
President and Director

For more information contact:
Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.